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                                                                     EXHIBIT 8


                                August 9, 1999


(213) 229-7000                                                C  03611-00019

K2 Inc.
4900 South Eastern Avenue, Suite 200
Los Angeles, California 90040

          Re:   Acquisition of Ride Inc.

Ladies and Gentlemen:

     We have acted as counsel for K2 Inc., a Delaware corporation ("K2"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of July 22, 1999 (the "Merger Agreement") by and among K2, Ride Inc., a Washington corporation ("Ride"), and KT Acquisition, Inc., a wholly-owned subsidiary of K2 incorporated in Washington ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Ride (the "Merger"), and Ride will become a wholly-owned subsidiary of K2. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and proxy statement of K2 and Ride) (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate.


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K2 Inc.
August 9, 1999
Page 2

     In connection with rendering this opinion, we have also assumed (without any independent investigation):

     1. The truth and accuracy at all relevant times of the statements, covenants, representations and warranties contained (i) in the Merger Agreement, (ii) in the representations from Ride, K2, and Merger Sub that are delivered to counsel and that are substantially in the forms contained in Exhibits D-1 and D-2 of the Merger Agreement (the "Tax Representation Letters"), and (iii) in all other instruments and documents related to K2 and Ride that are relied upon by counsel for those opinions;

     2. The authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

     3. The performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof;

     4. The accuracy of any representation or statement made "to the best of knowledge" or similarly qualified without such qualification; and

     5. The reporting of the Merger as a reorganization, within the meaning of Section 368(a) of the Code, by K2 and Ride in their respective federal income returns.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Registration Statement and the Tax Representation Letters are true and correct as of the effective time of the Merger, then we are of the opinion that the following are the material U.S. federal income tax consequences of the Merger:

          (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and each of K2, Ride and Merger Sub will be a party to a reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by a Ride stockholder upon the receipt of K2 common stock solely in exchange for Ride stock in the Merger, except for gain resulting from cash received in lieu of fractional shares;


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K2 Inc.
August 9, 1999
Page 3

          (iii) The aggregate tax basis of the K2 common stock received by a Ride stockholder in the Merger, including any fractional share of K2 common stock for which cash is received, will be the same as the aggregate tax basis of the Ride stock exchanged for the K2 stock;

          (iv) The holding period of the K2 common stock received by each Ride stockholder in the merger will include the period for which the Ride stock exchanged therefor was considered to be held, provided that the Ride stock was held as a capital asset at the time of the Merger;

          (v) A Ride stockholder receiving cash instead of a fractional share of K2 common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share; and

          (vi) No gain or loss will be recognized by holders of Ride warrants upon the receipt of K2 warrants solely in exchange for their Ride warrants in the Merger.

          (vii) Neither K2 nor Ride will recognize gain or loss solely as a result of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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K2 Inc.
August 9, 1999
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                                       Very truly yours,



                                       Gibson, Dunn & Crutcher LLP